Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Central/Eastern Pennsylvania: Terry M. Maenza
T: 610.670.7789 ext. 1009
M: 610.849.6484
terry.maenza@amwater.com

Western Pennsylvania: Gary Lobaugh
M: 724.944.5148
gary.lobaugh@amwater.com

SETTLEMENT UNANIMOUSLY APPROVED IN PENNSYLVANIA AMERICAN WATER RATE CASE

HERSHEY, Pa. (December 7, 2017) -The Pennsylvania Public Utility Commission (PUC) today unanimously approved a settlement that allows Pennsylvania American Water to raise water and wastewater rates, effective January 1, 2018. The primary factor behind the rate increase is the approximately $1.26 billion of investments to replace and upgrade aging infrastructure since its last rate case in 2013.

“We are pleased the commission has approved this fair and reasonable settlement, which balances our customers’ interests with the much-needed investments we make to ensure reliable, quality service,” said Pennsylvania American Water President Jeffrey McIntyre. “We appreciate the diligence and cooperation of the PUC Bureau of Investigation and Enforcement, Office of Consumer Advocate, Office of Small Business Advocate and other intervenors who made it possible to reach this settlement.”

McIntyre said the approximately $1.26 billion in improvements for treatment plants, storage tanks, wells and pumping stations reflect a commitment to protect public health in the more than 400 communities served by Pennsylvania American Water. The investments also include replacing nearly 450 miles of aging pipe, as well as valves, service lines, hydrants and other parts of the company’s nearly 10,700-mile network of water and sewer lines.

The typical monthly residential water bill for Pennsylvania American Water customers using 3,630 gallons will increase by $5.22 per month, from $55.63 to $60.85. When the new rates take effect January 1, it will be the company’s first base rate increase in four years.

With the approved rate increase, the average family will receive a day’s worth of water for cooking, bathing, cleaning, drinking and all other purposes for around $2.00. “We believe the clean, safe and reliable service we are providing for communities remains a remarkable value,” said McIntyre.

The settlement approved by the PUC includes adjustments to wastewater rates for customers served by the company’s 16 wastewater systems. The changes affect Pennsylvania American Water’s approximately 55,000 wastewater customers in Adams, Beaver, Chester, Clarion, Cumberland, Lackawanna, Monroe, Northumberland, Pike, Washington and York counties. Additional water and wastewater rates information is available on the company’s website under Customer Service & Billing, and click on Your Water Rates link (https://amwater.com/paaw/customer-service-billing/your-water-rates).

PRESS RELASE	www.amwater.com

SETTLEMENT APPROVED IN PENNSYLVANIA AMERICAN WATER RATE CASE

As part of the settlement, Pennsylvania American Water will increase its annual contribution to its Help to Others (H2O) Program™, which assists disadvantaged and low-income customers. The program provides water and wastewater customers who qualify with grants of up to $500 per year, discounts on the monthly bill and water-saving devices and education. The company’s annual contribution will increase from $310,000 to $450,000 to support the H2O Program, which the company funds through matching customer and employee donations.

The settlement will result in an increase of approximately $62 million in annual revenue. The company had filed its original rate request with the PUC on April 28, 2017, seeking an annual revenue increase of approximately $107.9 million.

Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.3 million people. With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting www.amwater.com.

# # #

PRESS RELASE	www.amwater.com